Exhibit 99.1

TopBuild Announces Financial Results for the Second Quarter

Ended June 30, 2015

•	Spin-off from Masco Corporation successfully completed on June 30th
•	Net sales increases 5.5% to $404M, driven by the Installation segment which was up 9.5%
•	Adjusted EBITDA increases 14% to $24M
•	Adjusted earnings per share was $0.27, an increase of 59% compared to last year

DAYTONA BEACH, August 11, 2015 — TopBuild Corp. (the “Company”) (NYSE: BLD), the leading installer and distributor of insulation products to the United States construction industry based on revenue, today announced financial results for the second quarter ended June 30, 2015.

Jerry Volas, CEO of TopBuild stated, “Our results for the second quarter reflect continued solid execution against the backdrop of a slowly improving new residential and commercial construction market.”

He continued, “Revenue growth for the second quarter compared favorably to housing start data. Profit margins were impacted by the extended time required to align customer pricing with material cost increases. Consistent with our history, we believe that alignment will improve as the year progresses.”

Second Quarter 2015 Highlights

•

Net sales were $404 million, an increase of 5.5% from $383 million in the second quarter of 2014.  The increase was driven primarily by sales volume growth in the Installation segment, both residential and commercial lines of business.

•	Adjusted operating profit improved to $20 million, as compared with $13 million for the second quarter of 2014.
•	Adjusted operating margins improved to 5.0%, from 3.4% for the comparable period in 2014.
•	Adjusted diluted earnings per share were $0.27 as compared to $0.17 in the prior quarter.
•	Adjusted net income from continuing operations was $10M compared to $6M in the prior year quarter.
•	Adjusted selling, general and administrated expenses as a percentage of sales was 220 bps improved from prior year quarter.
•	The Company had cash and cash equivalents and availability under its revolving credit facility totaling $131M.
•	TopBuild Home Services, the Company’s building science group, was named 2015 Energy Star® Partner of the Year.

Second Quarter 2015 Operating Segment Highlights

•

Installation (TruTeam) net sales increased 9% driven by growth in both residential and commercial lines of business.  Adjusted operating margin for TruTeam was 5.1%, a 220 basis point improvement over prior year.

•

Distribution (Service Partners) net sales were flat, due to prior year accelerated customer purchases ahead of announced price increases at the end of Q2 2014.  Adjusted operating margin for Service Partners was 7.7%, 40 bps lower than prior year.

Additional Information

The 2015 second quarter supplemental materials, including a presentation, are available on the “Investors” section of the Company’s website at www.topbuild.com.

About TopBuild

TopBuild installs insulation and other building products nationwide through its TruTeam installation services business, which has over 190 installation branches located in 43 states. TopBuild distributes insulation and other building products nationwide through its Service Partners business from its 72 distribution centers located in 35 states. TopBuild is based in Daytona Beach, Florida.  To learn more, visit www.topbuild.com.

Conference Call Details

A conference call to discuss second quarter financial results is scheduled for August 11, 2015 at 8:00 a.m. Eastern Time. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing 1-844-862-9357 and from outside the U.S. at 1-765-507-2656. Please use the conference identification number 98740854. The conference call will be webcast simultaneously and in its entirety on the Company’s website. Shareholders, media representatives and others interested in TopBuild may participate in the webcast by registering through the “Investors” section of the Company’s website at www.topbuild.com.

A replay of the call will be available on TopBuild’s website or by phone by dialing 1-855-859-2056 and from outside the U.S. at 1-404-537-3406. Please use the conference identification number 98740854. The telephone replay will be available approximately two hours after the end of the call through August 25.

Safe Harbor Statement

Statements contained in this press release that reflect our view about future performance constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "believe," "anticipate," "appear," "may," "might," "will," "should," "intend," "plan," "estimate," "expects," "assume," "seek," "forecast," "anticipates," "appears," "believes," "estimates," "predicts," "potential," or "continue," the negative of these terms and other similar references to future period. These views involve risks and uncertainties that are difficult to predict and, accordingly, our actual results may differ materially from the results discussed in our forward-looking statements. We caution you against relying on any of these forward-looking statements. Our future performance may be affected by our reliance on residential new construction, residential repair/remodel and commercial construction, our reliance on third-party suppliers and manufacturers, our ability to attract, develop and retain talented personnel and our sales and labor force, our ability to maintain consistent practices across our locations, our ability to maintain our competitive position, and our ability to realize the expected benefits of our spin-off from Masco Corporation. We discuss many of the risks we face under the caption entitled "Risk Factors" in the information statement filed as part of our Registration Statement on Form 10. Our forward-looking statements in this press release speak only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Unless required by law, we undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise.

The Company believes that the non-GAAP performance measures and ratios that are contained herein, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Additional information about the Company is contained in the Company’s filings with the Securities and Exchange Commission and is available on TopBuild’s website under “Investors” at www.topbuild.com.

Investor Relations and Media Contact
Idalia Rodriguez
IR@topbuild.com
386-304-2088

TopBuild Corp.

Condensed Consolidated Statements of Operations - Unaudited

For the Three and Six Months Ended June 30, 2015 and 2014

(in millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Net sales	$404	$383	$762	$716
Cost of sales	318	298	603	566
Gross profit	86	85	159	150

Selling, general and administrative expenses	74	75	149	148
Operating profit	12	10	10	2

Other income (expense), net:	(4)	(3)	(6)	(6)
Income (loss) from continuing operations before income taxes	8	7	4	(4)

Income tax (expense) benefit from continuing operations	(1)	(1)	(1)	2
Income (loss) from continuing operations	7	6	3	(2)

Loss from discontinued operations, net	(1)	—	—	(1)
Net income (loss)	$6	$6	$3	$(3)

Income (loss) per common share:
Basic:
Income (loss) from continuing operations, net	$0.18	$0.16	$0.08	$(0.05)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.17	$0.15	$0.07	$(0.07)

Diluted:
Income (loss) from continuing operations, net	$0.18	$0.16	$0.08	$(0.05)
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Net income (loss)	$0.17	$0.15	$0.07	$(0.07)

TopBuild Corp.

Condensed Consolidated Balance Sheets and

Other Financial Data - Unaudited

(dollars in millions)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$63	$3
Receivables, net	237	220
Inventories, net	99	107
Deferred income taxes	6	1
Prepaid expenses and other current assets	5	4
Total current assets	410	335

Property and equipment, net	92	93
Goodwill	1,044	1,044
Other intangible assets, net	2	3
Other assets	2	1
Total assets	$1,550	$1,476

LIABILITIES
Current liabilities:
Accounts payable	$207	$229
Current portion of long-term debt	10	—
Accrued liabilities	76	73
Total current liabilities	293	302

Long-term debt	190	—
Deferred income taxes	188	182
Other liabilities	42	40
Total liabilities	713	524

EQUITY	837	952
Total liabilities and equity	$1,550	$1,476

	As of
	June 30,	June 30,
	2015	2014
Other Financial Data
Working Capital Days
Receivable days	45	45
Inventory days	30	32
Accounts Payable days	82	79
Working capital	$129	$119
Working capital as a % of sales (LTM)	8.3%	8.2%

TopBuild Corp.

Condensed Consolidated Statement of Cash Flows - Unaudited

(dollars in millions)

	Six Months Ended
	June 30,
	2015	2014

Net Cash (For) From Operating Activities:
Net income (loss)	$3	$(3)
Adjustments to reconcile net income (loss) to net cash (used) provided by operating activities:
Depreciation and amortization	6	13
Noncash stock compensation	2	2
Loss on sale of property and equipment	2	—
Deferred income taxes	1	(3)
Changes in assets and liabilities:
Receivables, net	(17)	(13)
Inventory, net	8	(2)
Accounts payable and accrued liabilities	(15)	23
Other, net	1	—
Cash (used) provided by operations	$(9)	$17

Cash Flows From (For) Investing Activities:
Capital expenditures	(7)	(6)
Other, net	1	1
Net Cash used by Investing Activities	$(6)	$(5)

Cash Flows From (For) Financing Activities:
Net transfer from (to) Former Parent Company	77	(10)
Cash distribution paid to Former Parent Company	(200)	—
Proceeds from long-term debt	200	—
Payment of debt issuance costs	(2)	—
Net Cash provided (used) by Financing Activities	$75	$(10)

Cash and Cash Equivalents
Increase for the period	60	2
At January 1	3	3
At June 30	$63	$5

TopBuild Corp.

Segment Data - Unaudited

For the Three and Six Months Ended June 30, 2015 and 2014

(dollars in millions)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change

Installation
Net sales	$265	$242	9%	$499	$454	10%

Operating profit, as reported	$7	$7		$6	$—
Operating margin, as reported	2.7%	2.9%		1.2%	n/a

Rationalization/spin-off charges	3	—		4	—
Charge for litigation settlements, net	1	—		1	—
Fixed asset disposal (truck mounted devices)	2	—		2	—
Operating profit, as adjusted	$13	$7		$13	$—
Operating margin, as adjusted	5.1%	2.9%		2.7%	n/a

Distribution
Net sales	$161	$160	n/a	$305	$298	2%

Operating profit, as reported	$12	$13		$23	$22
Operating margin, as reported	7.4%	8.1%		7.6%	7.3%

Rationalization charges	$1	$—		$1	$—
Operating profit, as adjusted	13	13		24	22
Operating margin, as adjusted	7.7%	8.1%		7.8%	7.3%

Total
Net sales before eliminations	$426	$402		$804	$752
Intercompany eliminations	(22)	(19)		(42)	(36)
Net sales after eliminations	$404	$383	5%	$762	$716	6%

Operating profit, as reported – segment	$19	$20		$29	$22
General corporate expense, net (GCE)	(6)	(6)		(14)	(11)
Intercompany eliminations and other adjustments	(1)	(4)		(5)	(9)
Operating profit, as reported	12	10		10	2
Operating margin, as reported	2.8%	2.7%		1.4%	0.3%

Rationalization/spin-off charges – segment	4	—		4	—
Charge for litigation settlements, net	1	—		1	—
Fixed asset disposal (truck mounted devices)	2	—		2	—
General corporate expense, net (GCE)	6	6		14	11
Direct corporate expense	1	3		6	8
Expected stand-alone corporate expenses	(6)	(6)		(11)	(11)
Operating profit, as adjusted	20	13		26	10
Operating margin, as adjusted	5.0%	3.4%		3.4%	1.4%

Stock-based compensation	1	1		2	2
Depreciation and amortization – segment	3	7		6	13
EBITDA, as adjusted	$24	$21		$34	$25

Sales change period over period	$21			$46
EBITDA, as adjusted change period over period	$3			$9
EBITDA, as adjusted as percentage of Sales change	14%			20%

TopBuild Corp.

Non-GAAP Reconciliations - Unaudited

For the Three and Six Months Ended June 30, 2015 and 2014

(in millions, except per common share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Gross Profit and Operating Profit Reconciliations

Net sales	$404	$383	$762	$716

Gross profit, as reported	$86	$85	$159	$150

Gross profit, as adjusted	$86	$85	$159	$150

Gross margin, as reported	21.2%	22.2%	20.9%	21.0%
Gross margin, as adjusted	21.2%	22.2%	20.9%	21.0%

Operating profit, as reported	$12	$10	$10	$2

Rationalization/spin-off charges	4	—	4	—
Charge for litigation settlements, net	1	—	1	—
Fixed asset disposal (truck mounted device)	2	—	2	—
General corporate expense, net (GCE)	6	6	14	11
Direct corporate expense	1	3	6	8
Expected standalone corporate expenses	(6)	(6)	(11)	(11)
Operating profit, as adjusted	$20	$13	$26	$10

Operating margin, as reported	2.8%	2.7%	1.4%	0.3%
Operating margin, as adjusted	5.0%	3.4%	3.4%	1.4%

Earnings Per Common Share Reconciliation

Income (loss) from continuing operations before income taxes, as reported	$8	$7	$4	$(4)

Rationalization/spin-off charges	4	—	4	—
Charge for litigation settlements, net	1	—	1	—
Fixed asset disposal (truck mounted device)	2	—	2	—
General corporate expense, net (GCE)	6	6	14	11
Direct corporate expense	1	3	6	8
Expected standalone corporate expenses	(6)	(6)	(11)	(11)
Income from continuing operations before income taxes, as adjusted	16	10	20	4

Tax at 36% rate	(6)	(4)	(7)	(1)
Income from continuing operations, as adjusted	$10	$6	$13	$3

Income per common share, as adjusted	$0.27	$0.17	$0.34	$0.07

Average diluted common shares outstanding	38	38	38	38